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                  NON-DISCLOSURE AND NON-COMPETITION AGREEMENT

This Agreement made as of the 9th day of March, 1998.

BETWEEN:

      PUSH TECHNOLOGIES INC. and PUSH ENTERTAINMENT INC, bodies corporate having offices in the City of Calgary, in the Province of Alberta, (hereafter collectively referred to as "Push"),

                                     - and -

      TODD REED, residing at the City of Calgary, in the Province of Alberta, (hereafter referred to as "the Consultant").

      WHEREAS Push wishes to disclose to the Consultant certain Confidential Information for the purposes of information and/or evaluation, providing services to Push in connection with developing or testing Push's products or the Confidential Information ("the Purpose").

      Now THEREFORE, in consideration of disclosure of Confidential Information by Push to the Consultant, the parties agree as follows:

Definitions

1. In this Agreement, including the recital, the following words and phrases shall have the following meanings unless the context otherwise requires:

"Confidential Information" means any and all information, including but not limited to descriptions, designs, plans, specifications, schematics, compilations, program, methods, techniques, formulas, processes, information, documentation, intellectual property, trade secrets, concepts, hardware, software and industrial designs relating to Push and Push's technology, products and business, marketing and technical plans, but does not include
Non-Proprietary Information;

"Non-Proprietary Information" means information which the Consultant proves:

      (a) was within the public domain at the date of its disclosure to the Consultant or which thereafter enters the public domain through no fault of the Consultant (but only after it becomes part of the public domain);

      (b) is already known to the Consultant at the time of its disclosure to the Consultant by Push and is not subject to confidential restrictions as can be proven by contemporaneous documentation;


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      (c)   following its disclosure by Push to the Consultant, is
            received by the Consultant without obligation of confidence from a third party who was lawfully in possession of such information free of any obligation of confidence;

      (d) has been approved for release by written authorization of Push; or

      (e) has been disclosed by court order or as otherwise required by law (including without limitation to the extent that disclosure may be required under applicable securities laws), provided that the Consultant has notified Push immediately upon learning of the possibility of any such court order or legal requirement and has given Push a reasonable opportunity (and cooperated with Push) to contest or limit the scope of such required disclosure (including application for a protective order).

Information shall not be deemed to be known to the Consultant or publicly known:

      (a) merely because it is embraced by more general information in the prior possession of the Consultant or others; or

      (b) merely because it is expressed in public material in general terms not specifically the same as Confidential Information.

2. Any Confidential Information provided to the Consultant shall be held in strict confidence by the Consultant and, accordingly, the Consultant shall not:

      (a) use any of the Confidential Information except as necessary for the Purpose and shall not make, have made, or permit to be made any copies of the Confidential Information except those copies which are necessary for use of the Confidential Information for the Purpose;

      (b) make any disclosure of the Confidential Information (including copies thereof, or methods or concepts utilized therein) to any person or entity other than employees, contractors, suppliers or consultants of the Consultant to whom such disclosure is necessary for use of the Confidential
            Information for the Purpose; or

      (c) reverse-engineer, reverse-compile or reverse-assemble the Confidential Information except as may be expressly permitted by Push to enable use of the Confidential Information for the Purpose.


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3. The Consultant shall exercise the same degree of care, which shall not be less than a reasonable degree of care, in safeguarding the Confidential Information as it uses for its own proprietary information of like importance and shall take appropriate action, by instruction or agreement with its employees who are permitted access to Confidential Information, to satisfy its obligations hereunder.

4. All Confidential Information delivered by Push to the Consultant pursuant to this Agreement shall be and remain the property of Push, and the Confidential Information, and any copies thereof, shall be promptly returned to Push upon request, or destroyed at Push's option.

5. Nothing contained in this Agreement shall be construed as granting or conferring any rights by license or otherwise, expressly or impliedly, in, to or by virtue of the Confidential Information or any part or portion thereof.

6. In the event of a breach by the Consultant of any provision of this Agreement, Push shall, in addition to any other remedy available to it in respect of such breach, be entitled to injunctive relief restraining the Consultant from committing or continuing such breach.

7. The Consultant agrees that during the time it provides services to Push and for a period of three (3) years thereafter, it will not engage, hold and interest, provide services, or have any involvement whatsoever, either directly or indirectly, in any business, entity, venture or undertaking competitive with Push, or any associate or affiliate of Push (including any joint venture associate or partner of Push) except with the prior written approval of Push.

8. The Consultant acknowledges that it will acquire considerable knowledge of, and expertise in, certain areas of the products, business affairs and methods of Push as well as Push's customers and suppliers, which knowledge and expertise could be used by the Consultant to the serious detriment of Push and, accordingly, the Consultant agrees that during the time it provides services to Push and for a period of three (3) years after the Consultant ceases to provide services to Push, it will not, either directly or indirectly, participate in recruiting employees, other consultants or contractors of Push, or in the solicitation of customers or suppliers of Push.

9. The parties agree that the parties, terms, covenants and provisions contained in this Agreement are separate and severable from the others and are severable from this Agreement, without affecting the validity of the remaining parties, terms, covenants and provisions.

10. This Agreement shall be governed by and interpreted in accordance with the laws in force in the Province of Alberta.

11. The parties agree that words including a singular number shall include plural number and vice versa; words including a gender shall include all other genders.


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12. This Agreement sets forth the entire understanding and agreement between the parties hereto and supersedes all prior contracts, agreements and understanding between the parties pertaining to the subject matter of this Agreement, and no addition to or modification of this Agreement shall be binding on other parties hereto unless reduced to writing and duly executed by all of the parties.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


PUSH TECHNOLOGIES INC.                       TODD REED


Per: /s/ Todd Simpson                        Per: /s/ Todd Reed
    ----------------------------                 ---------------------------

Name: Todd Simpson
     --------------------------

Title:
      -------------------------


PUSH ENTERTAINMENT INC.

Per: /s/ Todd Simpson
    ----------------------------

Name: Todd Simpson
     --------------------------

Title:
      -------------------------


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